As filed with the Securities and Exchange Commission on March 4, 2014
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM F-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

DHT HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Republic of the Marshall Islands (State or other jurisdiction of incorporation or organization)	Clarendon House 2 Church Street, Hamilton HM 11 Bermuda +1 (441) 299-4912 (Address and telephone number of registrant’s principal executive offices)	N/A (I.R.S. Employer Identification Number)

C T Corporation
111 Eighth Avenue
New York, New York 10011
(212) 550-9070
(Name, address and telephone
number of agent for service)

With copies to:

Stephen L. Burns, Esq.
Erik R. Tavzel, Esq.
Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, New York 10019
(212) 474-1000

Approximate date of commencement of proposed sale to the public:  From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered(1)	Proposed maximum offering price per unit(2)	Proposed maximum aggregate offering price(1)(3)	Amount of registration fee
Common stock, par value $.01 per share
Preferred stock, par value $.01 per share
Warrants
Rights
Total		100%	$1,000,000,000	$128,800

(1)
There are being registered hereunder such indeterminate number of shares of common stock, such indeterminate number of shares of preferred stock, such indeterminate number of warrants and such indeterminate number of rights including as will have an aggregate initial offering price not to exceed $1.0 billion, or if any securities are issued in any foreign currency units, the equivalent thereof in foreign currencies. This registration statement shall also cover any additional securities to be offered or issued from stock splits, stock dividends, recapitalizations or similar transactions.  The securities being registered also include such indeterminate number of shares of preferred stock and common stock as may be issued upon conversion of, or in exchange for, preferred shares, warrants or rights that provide for conversion or exchange.

(2)
The proposed maximum aggregate offering price for each class of securities will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder and is not specified as to each class of securities pursuant to General Instruction II.C. of Form F-3 under the Securities Act of 1933, as amended, or the “Securities Act”.

(3)	Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(o) of Regulation C under the Securities Act.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion
Prospectus dated March 4, 2014

DHT Holdings, Inc.

$1,000,000,000
Through this prospectus, we may periodically offer:

•	our common stock;

•	our preferred stock;

•	our warrants; and

•	our rights.

We may from time to time offer and sell the securities directly or through agents, underwriters or broker-dealers at prices and on terms to be determined at the time of sale. These sales may be made on the New York Stock Exchange or other national security exchanges on which our common stock is then traded, in the over-the-counter market or in negotiated transactions. See the section entitled “Plan of Distribution” on page 8 of this prospectus. To the extent required, the names of any agent, underwriter or broker-dealer and applicable commissions or discounts and any other required information with respect to any particular offer will be set forth in a prospectus supplement, which will accompany this prospectus. The prices and other terms of the securities that we will offer will be determined at the time of their offering and will be described in a prospectus supplement. A prospectus supplement may also add, update or change information contained in this prospectus.

Our common stock is listed on the New York Stock Exchange under the symbol “DHT”.

Investing in our securities involves risk. Before buying any of our securities you should carefully read the section entitled “Risk Factors” on page 5 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                      , 2014.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with additional or different information. This prospectus is not making an offer of these securities in any jurisdiction or state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the cover of this prospectus.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form F-3 that we filed with the Securities Exchange Commission (the “Commission”), using a shelf registration process. Under the shelf registration process, we may, from time to time, sell the securities described in this prospectus in one or more offerings up to a total dollar amount of $1.0 billion.  This prospectus provides you with a general description of the securities that may be offered by us. Each time we sell securities, we may provide a prospectus supplement containing specific information about the terms of the securities being offered. That prospectus supplement may include additional risk factors or other special considerations applicable to those particular offerings.  This prospectus, any prospectus supplement and the documents incorporated by reference herein and therein include important information about us and our securities and other information you should know before subscribing to any offering pursuant to this prospectus.

You should rely only on the information contained in this prospectus and any accompanying prospectus supplement, if any.  We are responsible only for the information contained in this prospectus or incorporated by reference into this prospectus or to which we have referred you.  We have not authorized anyone to provide you with any other information, and we take no responsibility for any other information that others may provide you.  You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only.  Our business, financial condition, results of operations and prospects may have changed since that date.  We encourage you to consult your own counsel, accountant and other advisors for legal, tax, business, financial and related advice regarding an investment in our securities.  The distribution of this prospectus and sale of these securities in certain jurisdictions may be restricted by law.  We are not making an offer to sell our securities in any jurisdiction where the offer or sale is not permitted.

This prospectus does not contain all the information provided in the registration statement we have filed with the Commission. For further information about us or the securities offered hereby, you should refer to that registration statement, which you can obtain from the Commission as described in the section entitled “Where You Can Find Additional Information” on page 30 of this prospectus.

PROSPECTUS SUMMARY

This prospectus summary highlights certain information about us.  Because it is a summary, it may not contain all of the information that you should consider before deciding whether or not you should purchase our securities.  You should carefully read this prospectus, any accompanying prospectus supplement, if any, and the documents incorporated herein and therein by reference for a more complete understanding of our business, this offering and the other transactions described in this prospectus supplement.  You should pay special attention to the sections entitled “Risk Factors” beginning on page 5 of this prospectus, and “Item 3. Key Information—D. Risk Factors” beginning on page 7 of our Annual Report on Form 20-F for the year ended December 31, 2013, filed with the Commission on March 3, 2014 (our “2013 Form 20-F”) and our consolidated audited financial statements and the notes thereto in our 2013 Form 20-F and incorporated herein by reference. Unless we specify otherwise, all references in this prospectus to “we”, “our”, “us”, “DHT” and “our company” refer to DHT Holdings, Inc. and its subsidiaries.  All references in this prospectus to “DHT Maritime” refer to DHT Maritime, Inc., one of our subsidiaries. The shipping industry’s functional currency is the U.S. dollar and our company’s functional currency is the U.S. Dollar.  All of our revenues and most of our operating costs are in U.S. dollars.  All references in this prospectus to “$” and “dollars” refer to U.S. dollars.

Our Company

We operate a fleet of crude oil tankers.  As of March 3, 2014, our fleet consisted of ten double-hull crude oil tankers currently in operation, of which all are wholly-owned by the company.  The fleet in operation consists of six very large crude carriers or “VLCCs,” which are tankers ranging in size from 200,000 to 320,000 deadweight tons, two Suezmax tankers or “Suezmaxes,” which are tankers ranging in size from 130,000 to 170,000 dwt and two Aframax tankers or “Aframaxes,” which are tankers ranging in size from 80,000 to 120,000 dwt.  Six of the vessels are operating with spot market exposure, either directly, on index based time charters or in tanker pools. Our fleet principally operates on international routes and our fleet currently in operation had a combined carrying capacity of 2,380,270 dwt and an average age of approximately 11.0 years as of the date of this prospectus.

Also as of March 3, 2014, we have agreements for six newbuilding VLCCs to be constructed at Hyundai Heavy Industries Co. Ltd. (“HHI”), of which all will be wholly-owned by the company.  The newbuildings are expected to be delivered in April, July, two in September, October and November 2016. We estimate the newbuilding VLCCs will have a combined carrying capacity of approximately 1,800,000 dwt.  Our principal capital expenditures during the last three fiscal years and through the date of this report comprise the acquisition of four VLCCs for a total of $220.0 million and pre-delivery installments related to the six VLCC newbuildings ordered at HHI totaling $114.0 million. Our principal divestitures during the same period comprise the sale of two Aframax tankers and one VLCC tanker for a total of $38.3 million.

We operate out of Oslo, Norway, through our wholly-owned management company.  For more information on our company, please see our 2013 Form 20-F.

Our Fleet

The following table presents certain information regarding our vessels:

Vessel	Year Built	Yard	Dwt	Current Flag	Technical Manager
VLCC
DHT Ann	2001	HHI*	309,327	Marshall Islands	Goodwood****
DHT Chris	2001	HHI*	309,285	Marshall Islands	Goodwood****
DHT Phoenix	1999	Daewoo**	307,151	Marshall Islands	Goodwood****
DHT Eagle	2002	Samsung***	309,064	Marshall Islands	Goodwood****
DHT Falcon	2006	NACKS*****	298,971	Hong Kong	Goodwood****
DHT Hawk	2007	NACKS*****	298,293	Hong Kong	Goodwood****
Suezmax
DHT Target	2001	HHI*	164,626	Marshall Islands	Goodwood****
DHT Trader	2000	HHI*	152,923	Marshall Islands	Goodwood****
Aframax
DHT Cathy	2004	HHI*	115,000	Marshall Islands	Goodwood****
DHT Sophie	2003	HHI*	115,000	Marshall Islands	Goodwood****

*           Hyundai Heavy Industries Co., South Korea
**         Daewoo Heavy Industries Co., South Korea
***       Samsung Heavy Industries Co., South Korea
****     Goodwood Ship Management Pte Ltd, Singapore
*****   Nantong Cosco KHI Engineering Co. Ltd

Employment

The following table presents certain features of our vessel employment as of March 3, 2014:

Vessel	Type of Employment	Charter Rate ($/Day)	Expiry	Extension Period*	Charter Rate in Extension Period ($/day)
VLCC
DHT Ann	Time Charter	Market related***	July 7, 2015
DHT Chris	Time Charter	$16,843	March 31, 2014	+ 9 months****	Market related***
DHT Eagle	Spot
DHT Phoenix	Pool**
DHT Falcon	Spot
DHT Hawk	Spot
Suezmax
DHT Target	Time Charter	$12,738	March 24, 2014	+ 6 months****	$14, 713
DHT Trader	Time Charter	$14,409	August 27, 2014
Aframax
DHT Cathy	Time Charter	$12,838	February 15, 2015
DHT Sophie	Time Charter	$12,800	April 8, 2014	+ 8 months	$13,282

*          At charterer’s option
**        Tankers International Pool
***      Earnings calculated on daily basis based on the TD3 index (daily quoted index for shipments of crude oil from the Arabian Gulf to Japan)
****    The extension period has been declared by the charterer but the extension period has not commenced.

Technical Management of Our Fleet

The following is a summary of how we organize our ship management activities. The summary does not purport to be complete and is subject to, and qualified in its entirety by reference to, all the provisions of the ship management agreements. Because the following is only a summary, it does not contain all information that you may find useful.

We uphold a policy of high quality operations. Our management company in Norway, DHT Management AS, supervises the third-party technical managers.  The third-party technical managers are responsible for the technical operation and upkeep of the vessels, including crewing, maintenance, repairs and dry-dockings, maintaining required vetting approvals and relevant inspections, and ensuring our fleet complies with the requirements of classification societies as well as relevant governments, flag states, environmental and other regulations.  Under the ship management agreements, each vessel subsidiary pays the actual cost associated with the technical management and an annual management fee for the relevant vessel.  We currently have one ship management provider: Goodwood Ship Management Pte Ltd in Singapore (“Goodwood”).

We place the insurance requirements related to our fleet with mutual clubs and underwriters through insurance brokers. Such requirements include, but are not limited to, marine hull and machinery insurance, protection and indemnity insurance (including pollution risks and crew insurances), war risk insurance and loss of hire insurance. Each vessel subsidiary pays the actual cost associated with the insurance placed for the relevant vessel.

Our Credit Facilities

For detail on our credit facilities, please see the section entitled “Secured Credit Facilities” our 2013 Form 20-F.  We are a holding company and have no significant assets other than cash and the equity interests in our subsidiaries, (except that as of March 3, 2014, DHT Holdings had made total payments of $114.0 million related to advances for vessels under construction). Our subsidiaries own all of our vessels and payments under the charters and from commercial pools are made to our subsidiaries.

The table below illustrates the scheduled repayment structure for our outstanding credit facilities as of March 3, 2014 (dollars in thousands):

Year	RBS Credit Facility	Phoenix Credit Facility	Eagle Credit Facility	Hawk and Falcon Credit Facility	Total Bank Borrowings
2014	–	–	–	3,000	3,000
2015	–	2,437	2,500	4,000	8,937
2016	*	15,922	22,250	4,000	42,172
Thereafter	113,275	–	–	38,000	151,275
Total	$113,275	$18,359	$24,750	$49,000	$205,384

*Commencing with the second quarter of 2016, installment payments under our secured credit facility, as amended, with The Royal Bank of Scotland plc (the “RBS Credit Facility”) will be equal to free cash flow for DHT Maritime during the preceding quarter capped at $7.5 million per quarter.  Free cash flow is defined as an amount calculated as of the last day of each quarter equal to the positive difference, if any, between: the sum of the earnings of the vessels during the quarter and the sum of (1) ship operating expenses, (2) voyage expenses, (3) estimated capital expenses for the following two quarters, (4) general & administrative expenses, (5) interest expenses and (6) change in working capital.

Corporate Information

Our principal executive offices are located at Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda and our telephone number at that address is +1 (441) 299-4912.  Our website address is www.dhtankers.com.  The information on our website is not a part of this prospectus.  We own each of the vessels in our fleet through wholly-owned subsidiaries incorporated under the laws of the Republic of the Marshall Islands or the Hong Kong Special Administrative Region of the People’s Republic of China.

RISK FACTORS

An investment in our securities involves a high degree of risk.  You should carefully consider the risk factors appearing under the heading “Item 3. Key Information—D. Risk Factors”  in our 2013 Form 20-F, incorporated herein by reference, as well as the other information contained in this prospectus and the other documents incorporated herein by reference, before making an investment in our securities.  Some of the risks relate principally to us and our business and the industry in which we operate.  Other risks relate principally to the securities market and ownership of our securities.  If any of the circumstances or events described in our 2013 Form 20-F or elsewhere in this prospectus actually arise or occur, our business, financial condition, results of operations or cash flows could be materially and adversely affected.  In such a case, the value of our securities could decline and you could lose all or part of your investment.

USE OF PROCEEDS

Unless we specify otherwise in any prospectus supplement, we plan to use the net proceeds from the sale of securities offered by this prospectus to fund the expansion of our fleet, our pending vessel acquisitions and shipbuilding contracts and for other general corporate purposes.

RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED DIVIDENDS

Our consolidated ratio of earnings to combined fixed charges and preferred dividends for each of the periods indicated is set forth below. We have derived the ratio of earnings to combined fixed charges and preferred dividends from our historical consolidated financial statements. The ratio should be read in conjunction with our consolidated financial statements in our 2013 20-F, including the notes thereto, and the other financial information included or incorporated by reference herein. Our ratio of earnings to combined fixed charges and preferred dividends has been calculated in accordance with International Financial Reporting Standards, or “IFRS,” as issued by the International Accounting Standards Board.

	For the Year Ended December 31,
	2013		2012		2011		2010	2009
Ratio of earnings to combined fixed charges and preferred dividends	—	1	—	1	—	1	1.37	1.82

1	Earnings for the years ended December 31, 2013, 2012 and 2011 were inadequate to cover fixed charges by $4,126,000, $94,054,000 and $40,272,000, respectively.

We have computed the ratio of earnings to combined fixed charges and preferred dividends set forth above by dividing earnings by fixed charges and preferred dividends. For the purpose of determining the ratio of earnings to fixed charges:

●	“earnings” consist of pre-tax income from continuing operations prepared under IFRS which includes non-cash unrealized gains and losses on derivative financial instruments plus fixed charges net of capitalized interest and capitalized amortization of deferred financing fees, if any;

●	“fixed charges” represent interest incurred whether expensed or capitalized and amortization of deferred financing costs whether expensed or capitalized and accretion of discount, if any; and

●	“preferred dividends” refers to the amount of pre-tax earnings that is required to pay the cash dividends on outstanding preference securities and is computed as the amount of the dividend divided by the difference between one and the effective income tax rate applicable to continuing operations. We currently have no required dividend payments.

The ratio of earnings to combined fixed charges and preferred dividends is a ratio that we are required to present in this prospectus and has been calculated in accordance with the Commission rules and regulations. This ratio has no application to our secured credit facilities or to our previously outstanding preferred stock and we believe it is not a ratio generally used by investors to evaluate our overall operating performance.  For a more detailed calculation of the ratio of earnings to fixed charges, see Exhibit 12.1 to the registration statement.

As of the date of this prospectus, we have no preferred stock outstanding.  For information on dividends paid on our previously outstanding preferred stock, please see the section entitled “Dividend Policy” below.

MARKET PRICE AND DIVIDENDS ON COMMON STOCK

Market Information

Our common stock is listed for trading on the New York Stock Exchange (the “NYSE”) and is traded under the symbol “DHT”.  As of March 3, 2014, there were 69,255,293 shares of our common stock outstanding.

The following table sets forth, for the periods indicated, the high and low sales prices for our common stock, as reported on the NYSE composite transaction tape, and quarterly dividend paid per share of our common stock. The last reported sale price of our common stock on the NYSE on March 3, 2014 was $8.06 per share.

In July 2012, we effected a 12-for-1 reverse stock split whereby each 12 shares of our common stock issued and outstanding as of close of trading on July 16, 2012, automatically and without any action on the part of the respective holders, was converted into one share of common stock (the “Reverse Stock Split”). The Reverse Stock Split affected all issued and outstanding shares of our common stock, as well as common stock underlying stock options and restricted stock awards outstanding prior to the effectiveness of the Reverse Stock Split. The following historical dividend information has been adjusted to account for the Reverse Stock Split.

	Price Range
	High	Low	Dividend per Common Share
Year ending December 31, 2012
First Quarter	$18.36	$8.79	$0.24
Second Quarter	$12.00	$7.20	$0.24
Third Quarter	$8.46	$5.36	$0.02
Fourth Quarter	$6.31	$3.54	$0.02
Year ending December 31, 2013
First Quarter	$4.90	$4.01	$0.02
Second Quarter	$5.07	$4.05	$0.02
Third Quarter	$4.79	$3.99	$0.02
Fourth Quarter	$6.95	$4.36	$0.02
Year ending December 31, 2014
First Quarter (1)	$8.57	$6.60	—

	Price Range
	High	Low
Year ended:
December 31, 2009	$84.60	$40.20
December 31, 2010	$58.68	$39.60
December 31, 2011	$62.28	$7.92
December 31, 2012	$18.36	$3.54
December 31, 2013	$6.95	$3.99

	Price Range
	High	Low
Month ended:
September 30, 2013	$4.54	$3.99
October 31, 2013	$5.50	$4.36
November 30, 2013	$5.74	$4.97
December 31, 2013	$6.95	$5.55
January 31, 2014	$8.57	$6.60
February 28, 2014	$8.20	$7.40
March 31, 2014 (2)	$8.19	$7.58

(1)	For the period commencing January 1, 2014 through March 3, 2014.

(2)	For the period commencing March 1, 2014 through March 3, 2014.

DIVIDEND POLICY

The following historical dividend information has been adjusted to account for the Reverse Stock Split.  In January 2008, our board of directors approved a dividend policy to provide stockholders of record with an intended fixed quarterly dividend.  Commencing with the first dividend payment attributable to the 2008 fiscal year, the dividend was $3.00 per share.  The dividends paid related to the four quarters of 2008 amounted to $3.00, $3.00, $3.60 and $3.60 per share, respectively. The dividend paid related to the first quarter of 2009 was $3.00 per share. For the last three quarters related to 2009, we did not pay any dividend. For each of the four quarters related to 2010, we paid a dividend of $1.20 per share. The dividends paid related to the four quarters of 2011 amounted to $1.20, $1.20, $0.36 and $0.36 per share, respectively.  The dividends paid related to the four quarters of 2012 amounted to $0.24, $0.24, $0.02 and $0.02 per share, respectively.  The dividends paid related to the four quarters of 2013 amounted to $0.02, $0.02 $0.02 and $0.02 per share, respectively.

On our previously outstanding Series A Participating Preferred Stock, par value $0.01 per share, we paid no dividends in 2009, 2010 or 2011. The dividends paid related to the four quarters of 2012 amounted to $3.40, $3.40, $0.28 and $0.28 per share, respectively.  The dividends paid related to the first quarter of 2013 amounted to $0.25.  The Series A Participating Preferred Stock was mandatorily exchanged for our common stock in July 2013, prior to the record date for dividends related to the second quarter of 2013, and, accordingly, no dividends were paid on our Series A Participating Preferred Stock after the first quarter of 2013.

No dividends were paid on our previously outstanding Series B Participating Preferred Stock, par value $0.01 per share.  The Series B Participating Preferred Stock was mandatorily exchanged for our common stock in February 2014, prior to the record date for dividends related to the fourth quarter of 2013.

The timing and amount of dividend payments will be determined by our board of directors and will depend on, among other things, our cash earnings, financial condition, cash requirements and other factors.

PLAN OF DISTRIBUTION

We may offer and sell, from time to time, some or all of the securities covered by this prospectus up to a total of $1.0 billion.  Registration of the securities covered by this prospectus does not mean, however, that those securities necessarily will be offered or sold.

We may sell the securities covered by this prospectus from time to time, in one or more transactions, at market prices prevailing at the time of sale, at prices related to market prices, at a fixed price or prices subject to change, at varying prices determined at the time of sale or at negotiated prices, by a variety of methods, including the following:

●	on the NYSE or any other national securities exchange or U.S. inter-dealer system of a registered national securities association on which our securities may be listed or quoted at the time of sale;

●	in the over-the-counter market;

●	in privately negotiated transactions;

●	in an exchange distribution in accordance with the rules of the applicable exchange;

●	as settlement of short sales entered into after the date of the prospectus;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	through broker-dealers, who may act as agents or principals;

●	through sales “at the market” to or through a market-maker;

●	in a block trade, in which a broker-dealer will attempt to sell a block as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

●	through one or more underwriters on a firm commitment or best-efforts basis;

●	directly to one or more purchasers;

●	through agents;

●	in options transactions;

●	over the internet;

●	any other method permitted pursuant to applicable law; or

●	in any combination of the above.

In effecting sales, brokers or dealers engaged by us may arrange for other brokers or dealers to participate. Broker-dealer transactions may include:

●	purchases of the securities by a broker-dealer as principal and resales of the securities by the broker-dealer for its account pursuant to this prospectus;

●	ordinary brokerage transactions; or

●	transactions in which the broker-dealer solicits purchasers.

In addition, we may sell any securities covered by this prospectus in private transactions rather than pursuant to this prospectus.

In connection with the sale of securities covered by this prospectus, broker-dealers may receive commissions or other compensation from us in the form of commissions, discounts or concessions. Broker-dealers may also receive compensation from purchasers of the securities for whom they act as agents or to whom they sell as principals or both. Compensation as to a particular broker-dealer may be in excess of customary commissions or in amounts to be negotiated. In connection with any underwritten offering, underwriters may receive compensation in the form of discounts, concessions or commissions from us or from purchasers of the securities for whom they act as agents. Underwriters may sell the securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agents. Any underwriters, broker-dealers, agents or other persons acting on our behalf that participate in the distribution of the securities may be deemed to be “underwriters” within the meaning of the Securities Act, and any profit on the sale of the securities by them and any discounts, commissions or concessions received by any of those underwriters, broker-dealers agents or other persons may be deemed to be underwriting discounts and commissions under the Securities Act.

In connection with the distribution of the securities covered by this prospectus or otherwise, we may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of our securities in the course of hedging the positions they assume with us. We may also sell securities short and deliver the securities offered by this prospectus to close out our short positions. We may also enter into option or other transactions with broker-dealers or other financial institutions, which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus, as supplemented or amended to reflect such transaction. We may also from time to time pledge our securities pursuant to the margin provisions of our customer agreements with our brokers. Upon our default, the broker may offer and sell such pledged securities from time to time pursuant to this prospectus, as supplemented or amended to reflect such transaction.

At any time a particular offer of the securities covered by this prospectus is made, a revised prospectus or prospectus supplement, if required, will be distributed which will set forth the aggregate amount of securities covered by this prospectus being offered and the terms of the offering, including the name or names of any underwriters, dealers, brokers or agents, any discounts, commissions, concessions or other items constituting compensation from us and any discounts, commissions or concessions allowed or reallowed or paid to dealers. Such prospectus supplement, and, if necessary, a post-effective amendment to the registration statement of which this prospectus is a part, will be filed with the Commission to reflect the disclosure of additional information with respect to the distribution of the securities covered by this prospectus. In order to comply with the securities laws of certain states, if applicable, the securities sold under this prospectus may only be sold through registered or licensed broker-dealers. In addition, in some states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from registration or qualification requirements is available and is complied with.

In connection with an underwritten offering, we would execute an underwriting agreement with an underwriter or underwriters. Unless otherwise indicated in the revised prospectus or applicable prospectus supplement, such underwriting agreement would provide that the obligations of the underwriter or underwriters are subject to certain conditions precedent, and that the underwriter or underwriters with respect to a sale of the covered securities will be obligated to purchase all of the covered securities, if any such securities are purchased. We may grant to the underwriter or underwriters an option to purchase additional securities at the public offering price, less any underwriting discount, as may be set forth in the revised prospectus or applicable prospectus supplement. If we grant any such option, the terms of that option will be set forth in the revised prospectus or applicable prospectus supplement.

Pursuant to a requirement by the Financial Industry Regulatory Authority, or “FINRA,” the maximum commission or discount to be received by any FINRA member or independent broker-dealer may not be greater than 8% of the gross proceeds received by us for the sale of any securities being registered pursuant to Commission Rule 415 under the Securities Act.

Underwriters, agents, brokers or dealers may be entitled, pursuant to relevant agreements entered into with us, to indemnification by us against certain civil liabilities, including liabilities under the Securities Act that may arise from any untrue statement or alleged untrue statement of a material fact, or any omission or alleged omission to state a material fact in this prospectus, any supplement or amendment hereto, or in the registration statement of which this prospectus forms a part, or to contribution with respect to payments which the underwriters, agents, brokers or dealers may be required to make.

We will bear all costs relating to all of the securities being registered under the registration statement of which this prospectus is a part.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Management’s Discussion and Analysis of Financial Condition and Results of Operations can be found in “Item 5. Operating and Financial Review and Prospects” included in our 2013 Form 20-F, incorporated by reference in this prospectus.  The Management’s Discussion and Analysis of Financial Condition and Results of Operations incorporated by reference herein contains forward-looking statements based on assumptions about our future business.  Please see “Cautionary Statement Regarding Forward-Looking Statements” on page 32 of this prospectus for a discussion of the risks, uncertainties and assumptions relating to the statements incorporated by reference.  Our actual results may differ from those contained in the forward-looking statements and such differences may be material.

MANAGEMENT

For detail on our directors and executive officers, board committees, and compensation of directors and executive officers for the most recently completed financial year, please see “Item 6—Directors, Senior Management and Employees” in our 2013 Form 20-F, incorporated by reference in this prospectus.

DESCRIPTION OF COMMON STOCK

A description of our common stock can be found in “Item 10.B. Memorandum and Articles of Incorporation” included in our 2013 Form 20-F, incorporated by reference in this prospectus.

DESCRIPTION OF PREFERRED STOCK

The material terms of any series of preferred stock that we offer, together with any material U.S. federal income tax considerations relating to such preferred stock, will be described in a prospectus supplement.

Our amended and restated articles of incorporation authorize our board of directors to establish one or more series of preferred stock and to determine the terms of and rights attaching to such preferred stock, including with respect to, among other things, dividends, conversion, voting, redemption, liquidation, designation and the number of shares constituting any such series. The issuance of shares of preferred stock may have the effect of discouraging, delaying or preventing a change of control of us or the removal of our management. The issuance of shares of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of shares of our common stock.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of preferred stock or common stock. Warrants may be issued independently or together with preferred stock or common stock offered by any prospectus supplement and may be attached to or separate from any such offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. The following summary of certain provisions of the warrants does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the warrant agreement that will be filed with the Commission in connection with the offering of such warrants.

The prospectus supplement relating to a particular issue of warrants will describe the terms of such warrants, including the following:

●	the title of such warrants;

●	the offering price for such warrants, if any;

●	the aggregate number of such warrants;

●	the designation and terms of the securities purchasable upon exercise of such warrants;

●	if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;

●	if applicable, the date from and after which such warrants and any securities issued therewith will be separately transferable;

●	the number of shares of common stock or preferred stock purchasable upon exercise of a warrant and the price at which such shares may be purchased upon exercise;

●	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

●	if applicable, the minimum or maximum amount of such warrants that may be exercised at any one time;

●	whether the warrants represented by the warrant certificates or securities that may be issued upon exercise of the warrants will be issued in registered or bearer form;

●	information with respect to book-entry procedures, if any;

●	the currency or currency units in which the offering price, if any, and the exercise price are payable;

●	if applicable, a discussion of material United States federal income tax considerations;

●	the antidilution provisions of such warrants, if any;

●	the redemption or call provisions, if any, applicable to such warrants; and

●	any additional terms of such warrants, including terms, procedures, and limitations relating to the exchange and exercise of such warrants.

DESCRIPTION OF RIGHTS

Subscription rights may be issued independently or together with any other security and may or may not be transferable. As part of the rights offering, we may enter into a standby underwriting or other backstop arrangement under which the underwriters or any other person would purchase any securities that are not purchased in such rights offering. If we issue subscription rights, they may be governed by a separate subscription agent agreement that we will sign with a bank or trust company, as rights agent, that will be named in the applicable prospectus supplement. The rights agent will act solely as our agent and will not assume any obligation to any holders of rights certificates or beneficial owners of rights. The following summary of certain provisions of the rights does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of any subscription agent agreement that and subscription certificate that may be filed with the Commission in connection with the offering of such rights.

In general, a right entitles the holder to purchase for cash a specific number of shares of common stock or other securities at a specified exercise price. The rights are normally issued to stockholders as of a specific record date, may be exercised only for a limited period of time and become void following the expiration of such period. If we determine to issue subscription rights, we will accompany this prospectus with a prospectus supplement that will describe, among other things:

●	the record date for stockholders entitled to receive the rights;

●	the number of shares of common stock or other securities that may be purchased upon exercise of each right;

●	the exercise price of the rights;

●	whether the rights are transferable;

●	the period during which the rights may be exercised and when they will expire;

●	the steps required to exercise the rights;

●	the price, if any, for the subscription rights;

●	the number of subscription rights issued;

●	the terms of the shares of common stock or shares of preferred stock or depositary shares;

●	the extent to which the subscription rights are transferable;

●	if applicable, the material terms of any standby underwriting or other arrangement entered into by us in connection with the offering of subscription rights;

●	the other terms of the subscription rights, including the terms, procedures and limitations relating to the exercise of the subscription rights;

●	whether the rights include “oversubscription rights” so that the holder may purchase more securities if other holders do not purchase their full allotments;

●
whether we intend to sell the shares of common stock or other securities that are not purchased in the rights offering to an underwriter or other purchaser under a contractual “standby” commitment or other arrangement; and

●	if applicable, a discussion of material United States federal income tax considerations.

If fewer than all of the rights issued in any rights offering are exercised, we may offer any unsubscribed securities directly to persons other than stockholders, to or through agents, underwriters or dealers or through a combination of such methods, including pursuant to standby or backstop arrangements, as described in the applicable prospectus supplement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth information with respect to the beneficial ownership of our common stock as of March 3, 2014, by:

●	each person who is known by us to beneficially own 5% or more of any class of our outstanding shares of common stock;

●	each member of our board of directors who beneficially owns any class of shares of our common stock;

●	each of our executive officers; and

●	all members of our board of directors and our executive officers as a group.

Beneficial ownership is determined in accordance with the Commission rules and includes voting or investment power with respect to the securities. Unless otherwise indicated and subject to applicable community property laws, to our knowledge, each shareholder named in the following table possesses sole voting and investment power over the shares listed, except for those jointly owned with that person’s spouse.

Unless otherwise indicated, the address for all beneficial owners is c/o DHT Holdings, Inc., Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda.  At the close of business on March 3, 2014, there were 69,255,293 shares of common stock outstanding.

Persons owning more than 5% of a class of our equity securities	Number of Shares of Common Stock	Percentage of Shares of Common Stock (1)
Anchorage Capital Group, L.L.C. (2)	5,182,558	7.5%
Canyon Capital Advisors LLC (3)	4,961,200	7.2%
Claren Road Credit Master Fund, Ltd. (4)	4,582,700	6.6%
Tufton Oceanic (Isle of Man) Limited (5)	4,510,300	6.5%
Solus Alternative Asset Management LP (6)	3,607,400	5.2%
Directors
Erik A. Lind (7)	34,731	*
Rolf A. Wikborg (8)	30,241	*
Einar Michael Steimler (8)	31,517	*
Robert Cowen (8)	46,292	*
Executive Officers
Svein Moxnes Harfjeld (9)	351,819	*
Trygve P. Munthe (9)	349,634	*
Eirik Ubøe (10)	71,613	*
Svenn Magne Edvardsen (11)	139,412	*

Directors and executive officers as a group (eight persons) (12)	1,055,259	1.5%

*	Less than 1%
(1)	Based on 69,255,293 shares of common stock issued and outstanding on March 3, 2014.
(2)
Based upon a Schedule 13D/A filed with the Commission on December 4, 2013 by Anchorage Capital Group L.L.C. (“Anchorage”) on behalf of itself and certain reporting persons and upon information provided to us by Anchorage.  The address for Anchorage is Anchorage Capital Group, L.L.C., 610 Broadway, 6th Floor, New York, NY 10012.  Anchorage Management is the sole managing member of Anchorage.  Anthony L. Davis is the President of Anchorage and a managing member of Anchorage Advisors Management L.L.C. (“Anchorage Management”); Kevin M. Ulrich is the Chief Executive Officer of Anchorage and the senior managing member of Anchorage Management; and Anchorage holds investment power and voting power with respect to the shares held by the Anchorage Illiquid Opportunities Offshore Master Fund III, L.P.

(3)
Based upon a Schedule 13G filed with the Commission on February 11, 2014 by Canyon Capital Advisors LLC on behalf of itself and certain reporting persons and information provided to us by Canyon Capital Advisors LLC.  Canyon is the investment advisor to Canyon Value Realization Fund, L.P., which owned 1,016,160 shares of our common stock issued and outstanding as of March 3, 2014, Canyon Value Realization Master Fund, L.P., which owned 1,533,573 shares of our common stock issued and outstanding as of March 3, 2014, Canyon Balanced Master Fund, Ltd., which owned 808,540 shares of our common stock issued and outstanding as of March 3, 2014, Canyon—GRF Master Fund II, L.P., which owned 318,157 shares of our common stock issued and outstanding as of March 3, 2014, Canyon Distressed Opportunity Master Fund, L.P., which owned 182,257 shares of our common stock issued and outstanding as of March 3, 2014, Canyon—TCDRS Fund, LLC, which owned 151,050 shares of our common stock issued and outstanding as of March 3, 2014, Canyon Value Realization MAC 18 Ltd., which owned 52,237 shares of our common stock issued and outstanding as of March 3, 2014, Permal Canyon Fund, Ltd., which owned 72,433 shares of our common stock issued and outstanding as of March 3, 2014, AAI Canyon Fund PLC, which owned 85,924 shares of our common stock issued and outstanding as of March 3, 2014, Permal Canyon IO Ltd., which owned 147,769 shares of our common stock issued and outstanding as of March 3, 2014, Citi Canyon Ltd., which owned 21,205 shares of our common stock issued and outstanding as of March 3, 2014, Lyxor/Canyon Value Realization Fund Limited, which owned 67,965 shares of our common stock issued and outstanding as of March 3, 2014 and Lyxor/Canyon Credit Strategy Fund Limited, which owned 7,600 shares of our common stock issued and outstanding as of March 3, 2014.   Joshua S. Friedman, the Co-Chairman and Co-Chief Executive Officer of Canyon, Mitchell R. Julius, the Co-Chairman and Co-Chief Executive Officer of Canyon, John P. Plaga, a Partner and the Chief Financial Officer of Canyon, and Jonathan M. Kaplan, the General Counsel of Canyon, each holds voting power and investment power with respect to the shares owned by each of the Canyon funds listed above. The address for Canyon is 2000 Avenue of the Stars, 11th Floor, Los Angeles, CA 90067, United States.

(4)
Based upon a Schedule 13G filed with the Commission on December 18, 2013 by Claren Road Asset Management, LLC (“Claren Road”) and Claren Road Credit Master Fund, Ltd. (the “Claren Road Fund”)  and information provided to us by Claren Road.  Brian Riano, Sean Fahey and John Eckerson are responsible for the day-to-day management and control of Claren Road and direct the investment making authority of Claren Road Fund.  Messrs. Riano, Fahey and Eckerson hold both voting power and investment power with respect to the shares owned by the Claren Road Fund.  The address of Claren Road is 900 Third Avenue, Floor 29, New York, NY 10022, United States, Attention: Legal Department.

(5)
Based upon a Schedule 13G filed with the Commission on December 5, 2013 by Tufton Oceanic (Isle of Man) Limited on behalf of itself and certain reporting persons and information provided to us by Oceanic Hedge Fund, Oceanic Opportunities Master Fund, L.P. and their respective affiliates.  Tufton Oceanic (Isle of Man) Limited is an affiliate of Oceanic Hedge Fund, which owned 1,139,327 shares of our common stock issued and outstanding as of March 3, 2014, and Oceanic Opportunities Master Fund, L.P., which owned 3,370,973 shares of our common stock issued and outstanding as of March 3, 2014.  The address for Tufton Oceanic (Isle of Man) Limited is St. George’s Court, Upper Church Street, Douglas, Isle of Man, IM1 1EE. No natural person holds voting power or investment power over Oceanic Hedge Fund or Oceanic Opportunities Master Fund, L.P.

(6)
Based upon information provided to us by Solus Alternative Asset Management LP (“Solus”).  Solus GP LLC is the general partner of Solus and Christopher Pucillo is the managing member of Solus GP LLC. Mr. Pucillo and Solus GP LLC are responsible for the day-to-day management and control of Solus and direct the investment making authority of Solus.  Mr. Pucillo and Solus GP LLC hold voting power and investment power with respect to the shares held by Solus.  The address for Solus is 410 Park Avenue, 11th Floor, New York, NY 10022.

(7)	Includes 17,834 shares of restricted stock subject to vesting conditions.
(8)	Includes 16,791 shares of restricted stock subject to vesting conditions.
(9)
Does not include 62,500 options with an exercise price of $7.75 per share and expiring on June 13, 2018 and 62,500 options with an exercise price of $10.70 per share and expiring on June 13, 2018. Includes 166,412 shares of restricted stock subject to vesting conditions.

(10)
Does not include 5,000 options with an exercise price of $7.75 per share and expiring on June 13, 2018, 5,000 options with an exercise price of $10.70 per share and expiring on June 13, 2018 and 965 options with an exercise price of $144 per share and expiring on October 18, 2015. Includes 38,610 shares of restricted stock subject to vesting conditions.

(11)
Does not include 25,000 options with an exercise price of $7.75 per share and expiring on June 13, 2018 and 25,000 options with an exercise price of $10.70 per share and expiring on June 13, 2018. Includes 70,279 shares of restricted stock subject to vesting conditions.

(12)	Includes 509,922 shares of restricted stock subject to vesting conditions.

COMPARISON OF MARSHALL ISLANDS CORPORATE LAW TO DELAWARE CORPORATE LAW

Our corporate affairs are governed by our amended and restated articles of incorporation and bylaws and by the Business Corporations Act of the Republic of the Marshall Islands (the “BCA”). The provisions of the BCA resemble provisions of the corporation laws of a number of states in the United States. For example, the BCA allows the adoption of various anti-takeover measures such as stockholder “rights” plans. While the BCA also provides that it is to be interpreted according to the laws of the State of Delaware and other states with substantially similar legislative provisions, there have been few, if any, court cases interpreting the BCA in the Marshall Islands and we cannot predict whether Marshall Islands courts would reach the same conclusions as United States courts. Thus, you may have more difficulty in protecting your interests in the face of actions by the management, directors or controlling stockholders than would stockholders of a corporation incorporated in a United States jurisdiction which has developed a substantial body of case law. The following table provides a comparison between the statutory provisions of the BCA and the Delaware General Corporation Law relating to stockholders’ rights.

Marshall Islands	Delaware

Stockholder Meetings

Held at a time and place as designated in the bylaws	May be held at such time or place as designated in the certificate of incorporation or the bylaws, or if not so designated, as determined by the board of directors
May be held in or outside of the Marshall Islands	May be held in or outside of Delaware
Notice:	Notice:
 –> Whenever stockholders are required to take action at a meeting, written notice shall state the place, date and hour of the meeting and indicate that it is being issued by or at the direction of the person calling the meeting

–> Whenever stockholders are required to take any action at a meeting, a written notice of the meeting shall be given which shall state the place, if any, date and hour of the meeting, and the means of remote communication, if any

–> A copy of the notice of any meeting shall be given personally or sent by mail not less than 15 nor more than 60 days before meeting	–> Written notice shall be given not less than 10 nor more than 60 days before the meeting

Stockholder’s Voting Rights

Any action required to be taken by a meeting of stockholders may be taken without a meeting if consent is in writing and is signed by all the stockholders entitled to vote	Stockholders may act by written consent to elect directors by all the stockholders entitled to vote
Any person authorized to vote may authorize another person or persons to act for him by proxy	Any person authorized to vote may authorize another person to act for him by proxy
Unless otherwise provided in the articles of incorporation, majority of shares entitled to vote constitutes a quorum. In no event shall a quorum consist of fewer than one third of the shares entitled to vote at a meeting

For non-stock companies, a certificate of incorporation or bylaws may specify the number of members to constitute a quorum.
No provision for cumulative voting
For stock corporations, a certificate of incorporation or bylaws may specify the number to constitute a quorum but in no event shall a quorum consist of less than one-third of shares entitled to vote at a meeting. In the absence of such specifications, a majority of shares entitled to vote shall constitute a quorum

The certificate of incorporation may provide for cumulative voting

Directors

The board of directors must consist of at least one member	The board of directors must consist of at least one member
Number of members can be changed by an amendment to the bylaws, by the stockholders, or by action of the board
Number of board members shall be fixed by the bylaws, unless the certificate of incorporation fixes the number of directors, in which case a change in the number shall be made only by amendment of the certificate of incorporation.

If the board of directors is authorized to change the number of directors, it can only do so by an absolute majority (majority of the entire board)

Dissenter’s Rights of Appraisal

Stockholders have a right to dissent from a merger or sale of all or substantially all assets not made in the usual course of business, and receive payment of the fair value of their shares	Appraisal rights shall be available for the shares of any class or series of stock of a corporation in a merger or consolidation
A holder of any adversely affected shares who does not vote on or consent in writing to an amendment to the articles of incorporation has the right to dissent and to receive payment for such shares if the amendment:

–> Alters or abolishes any preferential right of any outstanding shares having preference; or
–> Creates, alters, or abolishes any provision or right in respect to the redemption of any outstanding shares; or
–> Alters or abolishes any preemptive right of such holder to acquire shares or other securities; or
–> Excludes or limits the right of such holder to vote on any matter, except as such right may be limited by the voting rights given to new shares then being authorized of any existing or new class

Stockholder’s Derivative Actions

An action may be brought in the right of a corporation to procure a judgment in its favor, by a holder of shares or of voting trust certificates or of a beneficial interest in such shares or certificates. It shall be made to appear that the plaintiff is such a holder at the time of bringing the action and that he was such a holder at the time of the transaction of which he complains, or that his shares or his interest therein devolved upon him by operation of law

In any derivative suit instituted by a stockholder or a corporation, it shall be averred in the complaint that the plaintiff was a stockholder of the corporation at the time of the transaction of which he complains or that such stockholder’s stock thereafter devolved upon such stockholder by operation of law

Complaint shall set forth with particularity the efforts of the plaintiff to secure the initiation of such action by the board or the reasons for not making such effort
Such action shall not be discontinued, compromised or settled, without the approval of the High Court of the Republic
Attorney’s fees may be awarded if the action is successful
Corporation may require a plaintiff bringing a derivative suit to give security for reasonable expenses if the plaintiff owns less than 5% of any class of stock and the shares have a value of less than $50,000

SHARES ELIGIBLE FOR FUTURE SALE

All of the shares of our common stock sold in any offering under this prospectus and any prospectus supplement will be freely tradable without restriction under the Securities Act, except for any shares that may be acquired by an affiliate of ours, as that term is defined in Rule 144 under the Securities Act. Persons who may be deemed to be affiliates generally include individuals or entities that control, are controlled by, or are under common control with, us and may include our directors and officers as well as significant stockholders of our common stock.

Generally, Rule 144 provides that a person who has beneficially owned “restricted” shares for at least one year will be entitled to sell on the open market in brokers’ transactions, within any three-month period, a number of shares that does not exceed the greater of:

●	1% of the then outstanding shares of our common stock; and

●	the average weekly trading volume of the common stock on the open market during the four calendar weeks preceding such sale.

Sales under Rule 144 are also subject to post-sale notice requirements and the availability of current public information about the issuer.

In the event that any person who is deemed to be our affiliate purchases shares of our common stock in this offering or otherwise acquires shares of our common stock, the shares held by that person are required under Rule 144 to be sold in brokers’ transactions, subject to the volume limitations described above. Shares properly sold in reliance upon Rule 144 to persons who are not affiliates are thereafter freely tradable without restriction.

Sales of substantial amounts of our common stock in the open market, or the perceptions regarding availability of such shares for sale, could adversely affect the price of our common stock.

Arrangements for transfer and any restrictions on the free transferability of any other securities to be issued under this prospectus will be described in a prospectus supplement.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the expenses (other than underwriting compensation expected to be incurred) in connection with this registration. All of such amounts (except the Commission registration fee) are estimated.

Commission registration fee		$128,800.00
NYSE listing fee		*
FINRA filing fee		*
Blue Sky fees and expenses		*
Printing and engraving costs		*
Legal fees and expenses		*
Accounting fees and expenses		*
Transfer Agent and Registrar fees and expenses		*
Miscellaneous		*

Total	$	*

* To be provided by a prospectus supplement or as an exhibit to a Report on Form 6-K that is incorporated by reference into this prospectus.

EXPERTS

The 2012 and 2013 financial statements and the retrospective adjustments to the 2011 disclosures incorporated by reference in this prospectus from DHT Holdings, Inc.’s Annual Report on Form 20-F for the year ended December 31, 2013 and the effectiveness of DHT Holdings, Inc.’s internal control over financial reporting have been audited by Deloitte AS, independent registered public accounting firm, as set forth in their report which is incorporated herein by reference (which report (1) expresses an unqualified opinion on the 2012 and 2013 financial statements, (2) expresses an unqualified opinion on the retrospective adjustments to the 2011 financial statements, and (3) expresses an unqualified opinion on the effectiveness of internal control over financial reporting). Such financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing. The address of Deloitte AS is Dronning Eufemias gate 14, 0191 Oslo, Norway.

The consolidated financial statements of DHT Holdings, Inc. for the year ended December 31, 2011 appearing in DHT Holdings, Inc.’s Annual Report on Form 20-F for the year ended December 31, 2013 have been audited by Ernst & Young AS, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing. The address of Ernst & Young AS is Dronning Eufemias gate 6, Oslo, Norway.

LEGAL MATTERS

The validity of the securities offered by this prospectus and certain other matters relating to Marshall Islands law will be passed upon for us by Reeder & Simpson P.C. Certain other legal matters relating to United States law will be passed upon for us by Cravath, Swaine & Moore LLP, New York, New York.

ENFORCEMENT OF CIVIL LIABILITIES

DHT Holdings, Inc. is a Marshall Islands corporation and our principal executive offices are located outside the United States in Bermuda. A majority of our directors and officers reside outside the United States. In addition, a substantial portion of our assets and the assets of our directors and officers are located outside the United States. As a result, you may have difficulty serving legal process within the United States upon us or any of these persons. You may also have difficulty enforcing, both in and outside the United States, judgments you may obtain in United States courts against us or these persons in any action, including actions based upon the civil liability provisions of United States federal or state securities laws. Furthermore, it is uncertain whether the courts of the Marshall Islands would enter judgments in original actions brought in those courts predicated on U.S. federal or state securities laws.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

TAX CONSIDERATIONS

The following is a discussion of the material Marshall Islands and U.S. federal income tax considerations relevant to an investment decision by a “U.S. Holder”, as defined below, with respect to the acquisition, ownership and disposition of our securities. This discussion does not purport to deal with the tax consequences of owning securities to all categories of investors, some of which (such as financial institutions, regulated investment companies, real estate investment trusts, tax-exempt organizations, insurance companies, persons holding our securities as part of a hedging, integrated, conversion or constructive sale transaction or a straddle, traders in securities that have elected the mark-to-market method of accounting for their securities, persons liable for alternative minimum tax, persons who are investors in pass-through entities, dealers in securities or currencies and investors whose functional currency is not the U.S. dollar) may be subject to special rules.

WE RECOMMEND THAT YOU CONSULT YOUR OWN TAX ADVISORS CONCERNING THE OVERALL TAX CONSEQUENCES ARISING IN YOUR OWN PARTICULAR SITUATION UNDER U.S. FEDERAL, STATE, LOCAL OR FOREIGN LAW OF THE OWNERSHIP OR DISPOSITION OF OUR COMMON STOCK.

Marshall Islands Tax Considerations

The following are the material Marshall Islands tax consequences of our activities to us and holders of our common stock. We are incorporated in the Marshall Islands. Under current Marshall Islands law, we are not subject to tax on income or capital gains, and no Marshall Islands withholding tax will be imposed upon payments of dividends by us to holders of our common stock.  A discussion of the material Marshall Islands tax consequences for holders of any preferred stock, rights and warrants issued pursuant to this prospectus will be provided in the relevant prospectus supplement at the time of issuance.

U.S. Federal Income Tax Considerations

The following discussion represents the opinion of Cravath, Swaine & Moore LLP regarding the material U.S. federal income tax consequences to us of our activities and, subject to the limitations described above, to you as a beneficial owner of shares of our common stock or preferred stock.

This discussion is based on the Code, the Treasury regulations issued thereunder, published administrative interpretations of the IRS and judicial decisions as of the date hereof, all of which are subject to change at any time, possibly on a retroactive basis. We have not, and will not seek any rulings from the IRS with respect to the U.S. federal income tax consequences discussed below. The discussion below is not in any way binding on the IRS or the courts or in any way an assurance that the U.S. federal income tax consequences discussed herein will be accepted by the IRS or the courts.

The U.S. federal income tax consequences to a beneficial owner of our common stock or preferred stock may vary depending on such beneficial owner’s particular situation or status. This discussion is limited to beneficial owners of our common stock or preferred stock who purchase such stock in an offering of such stock pursuant to this Registration Statement, and who hold such stock as capital assets. This discussion does not purport to deal with the tax consequences of owning or disposing of our common stock or preferred stock to all categories of investors, some of which (such as financial institutions, regulated investment companies, real estate investment trusts, tax-exempt organizations, insurance companies, persons holding our common stock or preferred stock as part of a hedging, integrated, conversion or constructive sale transaction or a straddle, traders in securities that have elected the mark-to-market method of accounting for their securities, U.S. expatriates, persons liable for alternative minimum tax, persons who are investors in pass-through entities, dealers in securities or currencies and investors whose functional currency is not the U.S. dollar) may be subject to special rules. In addition, this discussion does not address any U.S. state or local tax matters, any non-U.S. tax matters, or any U.S. federal taxes other than income taxes (such as estate and gift taxes).

Taxation of Our Operating Income

Our subsidiaries have elected to be treated as disregarded entities for U.S. federal income tax purposes.  As a result, for purposes of the discussion below, our subsidiaries are treated as branches rather than as separate corporations.

U.S. Taxation of Our Shipping Income

For purposes of the following discussion, “shipping income” means any income that is derived from the use of vessels, from the hiring or leasing of vessels for use on a time, voyage or bareboat charter basis, from the participation in a pool, partnership, strategic alliance, joint operating agreement, code sharing arrangement or other joint venture we directly or indirectly own or participate in that generates such income, or from the performance of services directly related to those uses.

“U.S. source gross transportation income” includes 50% of shipping income that is attributable to transportation that begins or ends, but that does not both begin and end, in the United States.  Except as discussed below, our U.S. source gross transportation income would be subject to a 4% U.S. federal income tax imposed without allowance for deductions.  Shipping income attributable to transportation exclusively between non-U.S. ports generally will not be subject to U.S. federal income tax.

Under Section 883 of the Code and the regulations thereunder, we will be exempt from the 4% U.S. federal income tax if:

1.	we are organized in a foreign country (the “country of organization”) that grants an “equivalent exemption” to corporations organized in the United States; and

2.	either:

(A) more than 50% of the value of our stock is owned, directly or indirectly, by individuals who are “residents” of our country of organization or of another foreign country that grants an “equivalent exemption” to corporations organized in the United States, referred to as the “50% Ownership Test,” or

(B) our stock is “primarily and regularly traded on an established securities market” in our country of organization, in another country that grants an “equivalent exemption” to U.S. corporations or in the United States, referred to as the “Publicly-Traded Test.”

The Marshall Islands, the jurisdiction where we are incorporated, grants an “equivalent exemption” to U.S. corporations.  Therefore, we will be eligible for the exemption under Section 883 of the Code if either the 50% Ownership Test or the Publicly-Traded Test is met.  As of the date hereof, our common stock is the only class of our stock that is outstanding.  Because our common stock is traded on the NYSE and our stock is widely held, it would be difficult or impossible for us to establish that we satisfy the 50% Ownership Test.

As to the Publicly-Traded Test, the regulations under Section 883 of the Code provide, in pertinent part, that stock of a foreign corporation will be considered to be “primarily traded” on an established securities market in a country if the number of shares of each class of stock that is traded during any taxable year on all established securities markets in that country exceeds the number of shares in each such class that is traded during that year on established securities markets in any other single country.  We believe that our common stock, is, and will continue to be, “primarily traded” on the NYSE, which is an established securities market for these purposes.

The Publicly-Traded Test also requires our stock that is “primarily traded” to be “regularly traded” on an established securities market.  Our common stock is listed on the NYSE and, as of the date hereof, is the only class of our outstanding stock traded on an established securities market.  Our common stock will be treated as “regularly traded” on the NYSE for purposes of the Publicly-Traded Test if:

(i)
our common stock represents more than 50% of the total combined voting power of all classes of our stock entitled to vote and of the total value of all of our outstanding stock, referred to as the “trading threshold test”;

(ii)
our common stock is traded on the market, other than in minimal quantities, on at least 60 days during the taxable year or 1/6 of the days in a short taxable year, referred to as the “trading frequency test”; and

(iii)
the aggregate number of shares of our common stock traded on such market during the taxable year is at least 10% of the average number of shares of our common stock outstanding during such year (as appropriately adjusted in the case of a short taxable year), referred to as the “trading volume test.”

We believe we satisfy the trading threshold test.  We also believe we satisfy, and will continue to satisfy, the trading frequency and trading volume tests.  However, even if we do not satisfy these tests in the future, both tests are deemed satisfied if our common stock is traded on an established securities market in the United States and is regularly quoted by dealers making a market in such stock.  Because our common stock is listed on the NYSE, we believe this is and will continue to be the case.

Notwithstanding the foregoing, our common stock will not be considered to be “regularly traded” on an established securities market for any taxable year in which 50% or more of the vote and value of such stock is owned, actually or constructively under certain stock attribution rules, on more than half the days during the taxable year by persons who each own 5% or more of the vote and value of such stock, referred to as the “5 Percent Override Rule”.

In order to determine the persons who actually or constructively own 5% or more of the vote and value of our common stock (“5% Stockholders”) we are permitted to rely on those persons that are identified on Schedule 13G and Schedule 13D filings with the U.S. Securities and Exchange Commission as having a 5% or more beneficial interest in our common stock.  In addition, an investment company identified on a Schedule 13G or Schedule 13D filing which is registered under the Investment Company Act of 1940, as amended, will not be treated as a 5% Stockholder for such purposes.

We believe that the 5 Percent Override Rule has not been, and will not be, triggered with respect to our common stock.  However, the 5 Percent Override Rule might be triggered in the future as a result of factual circumstances beyond our control, for example, if one or more stockholders became a 5% Stockholder.  In this case, the 5 Percent Override Rule will nevertheless not apply if we can establish that among the closely-held group of 5% Stockholders, there are sufficient 5% Stockholders that are considered to be “qualified stockholders” for purposes of Section 883 of the Code to preclude non-qualified 5% Stockholders in the closely-held group from owning 50% or more of the value of our common stock for more than half the number of days during the taxable year.

In any year that the 5 Percent Override Rule is triggered with respect to our common stock, we will be eligible for the exemption from tax under Section 883 of the Code only if (i) we can nevertheless satisfy the Publicly-Traded Test, which would require us to show that the exception to the 5 Percent Override Rule applies, as described above, or if (ii) we can satisfy the 50% Ownership Test.  In either case, we would have to satisfy certain substantiation requirements regarding the identity and certain other aspects of our stockholders which generally would require that we receive certain statements from certain of our direct and indirect stockholders.  These requirements are onerous and there is no assurance that we would be able to satisfy them.

Based on the foregoing, we believe we satisfy, and will continue to satisfy, the Publicly-Traded Test, and therefore we qualify for the exemption under Section 883 of the Code.  However, if at any time in the future, including in 2014, we fail to qualify for these benefits, our U.S. source gross transportation income, to the extent not considered to be “effectively connected” with the conduct of a U.S. trade or business, as described below, would be subject to a 4% tax imposed by Section 887 of the Code on a gross basis, without the benefit of deductions.  Since 50% of our gross shipping income for transportation that begins or ends in the United States would be treated as U.S. source gross transportation income, the effective rate of U.S. federal income tax on such shipping income would be 2%.

If the benefits of Section 883 of the Code become unavailable to us in the future, any of our U.S. source gross transportation income that is considered to be “effectively connected” with the conduct of a U.S. trade or business, as described below, net of applicable deductions, would be subject to the U.S. federal corporate income tax at rates of up to 35%.  In addition, we may be subject to the 30% “branch profits tax” on such earnings, as determined after allowance for certain adjustments, and on certain interest paid or deemed paid attributable to the conduct of our U.S. trade or business.

We believe that none of our U.S. source gross transportation income will be “effectively connected” with the conduct of a U.S. trade or business.  Such income would be “effectively connected” only if:

● we had, or were considered to have, a fixed place of business in the United States involved in the earning of U.S. source gross transportation income, and

●  substantially all of our U.S. source gross transportation income was attributable to regularly scheduled transportation, such as the operation of a vessel that followed a published schedule with repeated sailings at regular intervals between the same points for voyages that begin or end in the United States.

We believe that we will not meet these conditions because we do not have, and we do not intend to have or permit circumstances that would result in our having, such a fixed place of business in the United States or any vessel sailing to or from the United States on a regularly scheduled basis.

Income attributable to transportation that both begins and ends in the United States is not subject to the tax rules described above.  Such income is subject to either a 30% gross-basis tax or to a U.S. federal corporate income tax on net income at rates of up to 35% (and the branch profits tax described above).  Although there can be no assurance, we do not expect to engage in transportation that produces shipping income of this type.

U.S. Taxation of Gain on Sale of Vessels

Regardless of whether we qualify for exemption under Section 883 of the Code, we will not be subject to U.S. federal income taxation with respect to gain realized on a sale of a vessel, provided that the sale is considered to occur outside of the United States under U.S. federal income tax principles.  In general, a sale of a vessel will be considered to occur outside of the United States for this purpose if title to the vessel, and risk of loss with respect to the vessel, pass to the buyer outside of the United States.  We expect that any sale of a vessel will be so structured that it will be considered to occur outside of the United States.

U.S. Federal Income Taxation of “U.S. Holders”

The following section applies to you only if you are a “U.S. Holder”.  For this purpose, a “U.S. Holder” means a beneficial owner of shares of our common stock or preferred stock (other than an entity or arrangement that is treated as a partnership for U.S. federal income tax purposes) that, for U.S. federal income tax purposes:

●  is an individual who is a U.S. citizen or resident, a U.S. corporation, an estate the income of which is subject to U.S. federal income taxation regardless of its source, or a trust if a court within the United States is able to exercise primary jurisdiction over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or if the trust has validly elected to be treated as a U.S. trust,

● owns our common stock or preferred stock as a capital asset, and

● owns actually and constructively less than 10% of our common stock and less than 10% of our preferred stock by vote and value.

If an entity or arrangement that is treated as a partnership for U.S. federal income tax purposes holds our common stock or preferred stock, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner, the tax treatment of the partnership and certain determinations made at the partner level.  A partner in a partnership holding our common stock or preferred stock is urged to consult its own tax advisor.

Taxation of Common Stock and Preferred Stock

Distributions on our Common Stock and Preferred Stock

Subject to the discussion of PFICs below, any distributions made by us with respect to our common stock and preferred stock to a U.S. Holder will generally constitute dividends, which may be taxable as ordinary income or “qualified dividend income” as described below, to the extent of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles (“E&P”).  Distributions in excess of such E&P will be treated first as a nontaxable return of capital to the extent of the U.S. Holder’s tax basis in its common stock and preferred stock (determined separately for each share) on a dollar-for-dollar basis and thereafter as capital gain.  Because we are not a U.S. corporation, U.S. Holders that are corporations will not be entitled to claim a dividends received deduction with respect to any distributions they receive from us.  Dividends paid with respect to our common stock and preferred stock will generally be treated as “passive income” for purposes of computing allowable foreign tax credits for U.S. foreign tax credit purposes.

Dividends paid on our common stock and preferred stock to a U.S. Holder who is an individual, trust or estate (a “U.S. Non-Corporate Holder”) will generally be treated as “qualified dividend income” that is taxable to such U.S. Non-Corporate Holder at a maximum preferential tax rate of 20% provided that (i) the class of stock with respect to which such dividends are paid is readily tradable on an established securities market in the United States (such as the NYSE), which we expect to be the case with respect to our common stock (but which might not be the case with respect to preferred stock that is issued pursuant to this Registration Statement); (ii) we are not a PFIC for the taxable year during which the dividend is paid or the immediately preceding taxable year (see the discussion below); (iii) the U.S. Non-Corporate Holder has owned the common stock or preferred stock for more than 60 days in the 121-day period beginning 60 days before the date on which such common stock or preferred stock becomes ex-dividend (and has not entered into certain risk limiting transactions with respect to such common stock or preferred stock); and (iv) the U.S. Non-Corporate Holder is not under an obligation to make related payments with respect to positions in substantially similar or related property.  Any dividends we pay out of E&P which are not eligible for the preferential tax rates will be taxed at ordinary income rates in the hands of a U.S. Non-Corporate Holder.  Special rules may apply to any “extraordinary dividend”—generally, a dividend in an amount which is equal to or in excess of a threshold percentage (10% in the case of common stock and either 5% or 10% in the case of preferred stock, depending on the nature of the preference) of a stockholder’s adjusted basis (or fair market value in certain circumstances) in a share of our stock—paid by us.  If we pay an “extraordinary dividend” on our common stock or preferred stock that is treated as “qualified dividend income,” then any loss derived by a U.S. Non-Corporate Holder from the subsequent sale or exchange of such stock will be treated as long-term capital loss to the extent of such dividend.  There is no assurance that any dividends paid on our common stock or preferred stock will be eligible for these preferential tax rates in the hands of a U.S. Non-Corporate Holder, although we believe that they will be so eligible provided that we are not a PFIC, as discussed below.

In addition, even if we are not a PFIC, under legislation which was proposed (but not enacted) in a previous session of Congress, dividends of a corporation incorporated in a country without a “comprehensive income tax system” paid to U.S. Non-Corporate Holders would not be eligible for the maximum 20% preferential tax rate.  Although the term “comprehensive income tax system” was not defined in the proposed legislation, we believe this rule would apply to us because we are incorporated in the Marshall Islands.

Sale, Exchange or Other Disposition of Our Common Stock and Preferred Stock

Provided that we are not a PFIC for any taxable year, a U.S. Holder generally will recognize capital gain or loss upon a sale, exchange or other disposition of our common stock or preferred stock in an amount equal to the difference between the amount realized by the U.S. Holder from such sale, exchange or other disposition and the U.S. Holder’s tax basis in such stock.  Such gain or loss will be treated as long-term capital gain or loss if the U.S. Holder’s holding period is greater than one year at the time of the sale, exchange or other disposition.  Such capital gain or loss will generally be treated as U.S. source income or loss, as applicable, for U.S. foreign tax credit purposes.  Long-term capital gains of U.S. Non-Corporate Holders are eligible for a maximum 20% preferential tax rate.  A U.S. Holder’s ability to deduct capital losses against income is subject to certain limitations.

PFIC Status and Significant Tax Consequences

Special U.S. federal income tax rules apply to a U.S. Holder that holds stock in a non-U.S. corporation classified as a PFIC for U.S. federal income tax purposes.  In particular, U.S. Non-Corporate Holders would not be eligible for the maximum 20% preferential tax rate on qualified dividends.  In general, we will be treated as a PFIC with respect to a U.S. Holder if, for any taxable year in which the U.S. Holder held our common stock or preferred stock, either

●  at least 75% of our gross income for such taxable year consists of “passive income” (e.g., dividends, interest, capital gains and rents derived other than in the active conduct of a rental business), or

● at least 50% of the average value of our assets during such taxable year consists of “passive assets” (i.e., assets that produce, or are held for the production of, passive income).

Income earned, or treated as earned (for U.S. federal income tax purposes), by us in connection with the performance of services would not constitute passive income.  By contrast, rental income would generally constitute “passive income” unless we were treated under specific rules as deriving our rental income in the active conduct of a trade or business.

We believe that it is more likely than not that the gross income we derive, or are deemed to derive, from our time chartering activities is properly treated as services income rather than rental income.  Assuming this is correct, our income from time chartering activities would not constitute “passive income,” and the assets we own and operate in connection with the production of that income would not constitute passive assets.  Consequently, based upon our actual and projected income, assets and activities, we believe it is more likely than not that we are not currently a PFIC and will not become a PFIC in the foreseeable future.

There is substantial legal authority supporting the position that we are not a PFIC consisting of case law and IRS pronouncements concerning the characterization of income derived from time chartering activities as services income for other tax purposes. Nonetheless, it should be noted that there is legal uncertainty in this regard because the U.S. Court of Appeals for the Fifth Circuit has held that, for purposes of a different set of rules under the Code, income derived from certain time chartering activities should be treated as rental income rather than services income. However, the IRS stated that it disagrees with the holding of this Fifth Circuit case, and that income from time chartering activities should be treated as services income. We have not sought, and we do not expect to seek, an IRS ruling on this matter. Accordingly, no assurance can be given the IRS or a court will accept this position, and there is a risk that the IRS or a court could determine that we are a PFIC. No assurance can be given that this result will not occur. In addition, although we intend to conduct our affairs in a manner to avoid, to the extent possible, being classified as a PFIC with respect to any taxable year, we cannot assure you that the nature of our operations will not change in the future, or that we can avoid PFIC status in the future.

If we are a PFIC for any taxable year during which a U.S. Holder owns our common stock or preferred stock, such U.S. Holder will, for the 2013 taxable year and any subsequent taxable year during which we are treated as a PFIC, be required to file IRS Form 8621 with his or her U.S. federal income tax return to report his or her ownership of our common stock or preferred stock if the total value of all PFIC stock that such U.S. Holder directly or indirectly owns exceeds certain thresholds.  U.S. Holders are urged to consult their own tax advisors concerning the filing of IRS Form 8621.

In addition, as discussed more fully below, if we were treated as a PFIC for any taxable year, a U.S. Holder would be subject to different taxation rules depending on whether the U.S. Holder made an election to treat us as a “Qualified Electing Fund”, which election is referred to as a “QEF election”.  As an alternative to making a QEF election, a U.S. Holder should be able to make a “mark-to-market” election with respect to our common stock (and might be able to make such an election with respect to our preferred stock) as discussed below.

The PFIC rules are complex, and you are encouraged to consult your own tax advisor regarding the PFIC rules, including the annual PFIC reporting requirement.

Taxation of U.S. Holders of a PFIC Making a Timely QEF Election

If we were a PFIC for any taxable year and a U.S. Holder made a timely QEF election, which U.S. Holder is referred to as an “Electing Holder”, the Electing Holder would be required to report each year for U.S. federal income tax purposes the Electing Holder’s pro rata share of our ordinary earnings (as ordinary income) and our net capital gain (which gain shall not exceed our E&P for the taxable year and would be reported as long-term capital gain), if any, for our taxable year that ends with or within the taxable year of the Electing Holder, regardless of whether or not distributions were received from us by the Electing Holder.  Any such income inclusions would not be eligible for the maximum 20% preferential tax rates applicable to qualified dividend income as discussed above.  The Electing Holder’s adjusted tax basis in our common stock or preferred stock would be increased to reflect taxed but undistributed E&P.  Distributions of E&P that had been previously taxed would, pursuant to this election, result in a corresponding reduction in the adjusted tax basis in such common stock or preferred stock and would not be taxed again once distributed.  An Electing Holder would not, however, be entitled to a deduction for its pro rata share of any losses that we incurred with respect to any year.  An Electing Holder would generally recognize capital gain or loss on the sale, exchange or other disposition of such common stock or preferred stock.  A U.S. Holder would make a QEF election with respect to any year that we are a PFIC by filing IRS Form 8621 with its U.S. federal income tax return.  If we were to become aware that we were treated as a PFIC for any taxable year, we would notify all U.S. Holders of such treatment and provide each U.S. Holder with all necessary information in order to make the QEF election described above.  Even if a U.S. Holder makes a QEF election for one of our taxable years, if we were a PFIC for a prior taxable year during which the holder was a stockholder and for which the holder did not make a timely QEF election, the holder would also be subject to the different and more adverse tax consequences described below under “—Taxation of U.S. Holders of a PFIC not Making a Timely QEF or “Mark-to-Market” Election”.

A QEF election generally will not have any effect with respect to any taxable year for which we are not a PFIC, but will remain in effect with respect to any subsequent taxable year for which we are a PFIC.

Taxation of U.S. Holders of a PFIC Making a “Mark-to-Market” Election

Alternatively, if we were treated as a PFIC for any taxable year and our common stock or preferred stock, as applicable, is treated as “marketable stock”, a U.S. Holder would be allowed to make a “mark-to-market” election with respect to such stock, provided that the U.S. Holder completes and files IRS Form 8621 with its U.S. federal income tax return.  We believe our common stock will be treated as “marketable stock” for this purpose.  As of the time this Registration Statement was filed, we did not have any preferred stock that would be treated as “marketable stock” for this purpose.

If the mark-to-market election is made with respect to a U.S. Holder’s common stock or preferred stock, the U.S. Holder generally would include as ordinary income in each taxable year the excess, if any, of the fair market value of such common stock or preferred stock at the end of the taxable year over the U.S. Holder’s adjusted tax basis in such common stock or preferred stock.  The U.S. Holder would also be permitted an ordinary loss in respect of the excess, if any, of the U.S. Holder’s adjusted tax basis in such common stock or preferred stock over its fair market value at the end of the taxable year, but only to the extent of the net amount previously included in income as a result of the mark-to-market election.  A U.S. Holder’s tax basis in its common stock or preferred stock would be adjusted to reflect any such income or loss amount.  Gain realized on the sale, exchange or other disposition of our common stock or preferred stock would be treated as ordinary income, and any loss realized on the sale, exchange or other disposition of the common stock or preferred stock would be treated as ordinary loss to the extent that such loss does not exceed the net mark-to-market gains previously included by the U.S. Holder in income.

Taxation of U.S. Holders of a PFIC not Making a Timely QEF or “Mark-to-Market” Election

Finally, if we were treated as a PFIC for any taxable year, a U.S. Holder that does not make either a QEF election or a “mark-to-market” election for that year, referred to as a “Non-Electing Holder”, would be subject to special rules with respect to (i) any excess distribution (i.e., the portion of any distributions received by the Non-Electing Holder on our common stock or preferred stock in a taxable year in excess of 125% of the average annual distributions received by the Non-Electing Holder in the three preceding taxable years, or, if shorter, the Non-Electing Holder’s holding period for such common stock or preferred stock), and (ii) any gain realized on the sale, exchange or other disposition of our common stock or preferred stock.  Under these special rules:

● the excess distribution or gain would be allocated ratably over the Non-Electing Holder’s aggregate holding period for the common stock or preferred stock,

● the amount allocated to the current taxable year and any taxable year prior to the first taxable year in which we were a PFIC during the Non-Electing Holder’s holding period, would be taxed as ordinary income, and

● the amount allocated to each of the other taxable years would be subject to tax at the highest rate of tax in effect for the applicable class of taxpayer for that year, and an interest charge for the deemed deferral benefit would be imposed with respect to the resulting tax attributable to each such other taxable year.

These penalties would not apply to a qualified pension, profit sharing or other retirement trust or other tax-exempt organization that did not borrow money or otherwise utilize leverage in connection with its acquisition of our common stock or preferred stock.  If we were a PFIC and a Non-Electing Holder who was an individual died while owning our common stock or preferred stock, such holder’s successor generally would not receive a step-up in tax basis with respect to such stock.  Certain of these rules would apply to a U.S. Holder who made a QEF election for one of our taxable years if we were a PFIC in a prior taxable year during which the holder held our common stock or preferred stock and for which the holder did not make a QEF election.

Medicare Tax

A U.S. Non-Corporate Holder (excluding certain trusts within a special class of trusts that is exempt from such tax) is subject to a 3.8% tax on the lesser of (1) such U.S. Holder’s “net investment income” for the relevant taxable year and (2) the excess of such U.S. Holder’s modified gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s circumstances).  Such a U.S. Holder’s net investment income will generally include such U.S. Holder’s gross dividend income and net gains from the disposition of our common stock and preferred stock, unless such dividend or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities).  A U.S. Non-Corporate Holder is urged to consult the holder’s own tax advisor regarding the applicability of the Medicare tax to the holder’s ownership of our common stock and preferred stock.

Taxation of Rights and Warrants

A discussion of the U.S. federal income tax considerations for U.S. Holders of any rights and warrants issued pursuant to this Registration Statement will be provided in the relevant Prospectus Supplement at the time of issuance.

U.S. Federal Income Taxation of “Non-U.S. Holders”

The following section applies to you only if you are a “Non-U.S. Holder”.  For this purpose, a “Non-U.S. Holder” means a beneficial owner of shares of our common stock or preferred stock (other than an entity or arrangement that is treated as a partnership for U.S. federal income tax purposes) that is not a U.S. Holder.

Taxation of Common Stock and Preferred Stock

Distributions on our Common Stock and Preferred Stock

Non-U.S. Holders generally will not be subject to U.S. federal income tax or withholding tax on distributions received from us with respect to our common stock or preferred stock, unless that dividend income is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States.  If the Non-U.S. Holder is entitled to the benefits of an applicable U.S. income tax treaty with respect to those dividends, that income is taxable only if it is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States.

Sale, Exchange or Other Taxable Disposition of Common Stock and Preferred Stock

Non-U.S. Holders generally will not be subject to U.S. federal income tax or withholding tax on any gain realized upon the sale, exchange or other disposition of our common stock or preferred stock, unless:

●  the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, if the Non-U.S. Holder is entitled to the benefits of an applicable U.S. income tax treaty with respect to that gain, that gain is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States); or

● the Non-U.S. Holder is an individual who is present in the United States for 183 days or more during the taxable year of disposition and other conditions are met.

If the Non-U.S. Holder is engaged in a U.S. trade or business for U.S. federal income tax purposes, any income from the common stock or preferred stock, including dividends and the gain from the sale, exchange or other disposition of such stock, that is effectively connected with the conduct of that trade or business will generally be subject to regular U.S. federal income tax in the same manner as discussed in the previous section relating to the taxation of U.S. Holders.  In addition, if you are a Non-U.S. Holder that is a corporation for U.S. federal income tax purposes, your E&P that is attributable to the effectively connected income, which is subject to certain adjustments, may be subject to an additional branch profits tax at a rate of 30%, or at a lower rate as may be specified by an applicable U.S. income tax treaty.

Taxation of Rights and Warrants

A discussion of the U.S. federal income tax considerations for Non-U.S. Holders of any rights and warrants issued pursuant to this prospectus will be provided in the relevant prospectus supplement at the time of issuance.

Tax Return Disclosure Requirements

Individual U.S. Holders (and to the extent specified in applicable Treasury regulations, certain individual Non-U.S. Holders and certain U.S. Holders that are entities) that hold certain specified foreign assets with values in excess of certain dollar thresholds are required to report such assets on IRS Form 8938 with their U.S. federal income tax return, subject to certain exceptions (including an exception for foreign assets held in accounts maintained by U.S. financial institutions). Stock in a non-U.S. corporation, including our common stock and preferred stock, is a specified foreign asset for this purpose. Substantial penalties apply for failure to properly complete and file Form 8938. You are encouraged to consult your own tax advisor regarding the filing of this form.

Backup Withholding and Information Reporting

In general, dividend payments (or other taxable distributions) and proceeds from the disposition of our common stock and preferred stock made to you may be subject to information reporting requirements if you are a U.S. Non-Corporate Holder.  Such distributions may also be subject to backup withholding if you are a U.S. Non-Corporate Holder and you:

● fail to provide an accurate taxpayer identification number;

● are notified by the IRS that you have failed to report all interest or dividends required to be shown on your U.S. federal income tax returns; or

● in certain circumstances, fail to comply with applicable certification requirements.

Non-U.S. Holders may be required to establish their exemption from information reporting and backup withholding by certifying their status on IRS Form W-8BEN, W-8ECI or W-8IMY, as applicable.

If you are a Non-U.S. Holder and you sell our common stock or preferred stock to or through a U.S. office of a broker, the payment of the proceeds is subject to both U.S. backup withholding and information reporting unless you certify that you are a non-U.S. person, under penalties of perjury, or you otherwise establish an exemption.  If you sell our common stock or preferred stock through a non-U.S. office of a non-U.S. broker and the sales proceeds are paid to you outside the United States, then information reporting and backup withholding generally will not apply to that payment.  However, U.S. information reporting requirements, but not backup withholding, will apply to a payment of sales proceeds, even if that payment is made to you outside the United States, if you sell our common stock or preferred stock through a non-U.S. office of a broker that is a U.S. person or has certain other contacts with the United States.  However, such information reporting requirements will not apply if the broker has documentary evidence in its records that you are a non-U.S. person and certain other conditions are met, or you otherwise establish an exemption.

Backup withholding is not an additional tax.  Rather, you generally may obtain a refund of any amounts withheld under backup withholding rules that exceed your income tax liability by timely filing a refund claim with the IRS.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the Commission a registration statement on Form F-3 under the Securities Act with respect to the offer and sale of securities pursuant to this prospectus. This prospectus, filed as a part of the registration statement, does not contain all of the information set forth in the registration statement. The registration statement includes and incorporates by reference additional information and exhibits. Statements made in this prospectus concerning the contents of any contract, agreement or other document filed as an exhibit to the registration statement are summaries of all of the material terms of such contracts, agreements or documents, but do not repeat all of their terms. Reference is made to each such exhibit for a more complete description of the matters involved and such statements shall be deemed qualified in their entirety by such reference. The registration statement and the exhibits and schedules thereto filed with the Commission may be inspected, without charge, and copies may be obtained at prescribed rates, at the public reference facility maintained by the Commission at its principal office at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference facility by calling 1-800-SEC-0330. The Commission also maintains a website at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. For further information pertaining to the securities offered by this prospectus, reference is made to the registration statement.

We are subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and we file periodic reports and other information with the Commission. These periodic reports and other information are available for inspection and copying at the Commission’s public reference facilities and the website of the Commission referred to above. As a “foreign private issuer”, we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements to stockholders, but we are required to furnish certain proxy statements to stockholders under NYSE rules. Those proxy statements are not expected to conform to Schedule 14A of the proxy rules promulgated under the Exchange Act. In addition, as a “foreign private issuer”, we are exempt from the rules under the Exchange Act relating to short swing profit reporting and liability.

The Commission allows us to “incorporate by reference” information that we file with it. This means that we can disclose important information to you by referring you to those filed documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the Commission prior to the termination of this offering will also be considered to be part of this prospectus and will automatically update and supersede previously filed information, including information contained in this document.

We incorporate by reference the document listed below and any future filings made with the Commission under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act:

●
the Annual Report on Form 20-F for the year ended December 31, 2013, filed with the Commission on March 3, 2014, which contains audited consolidated financial statements for the most recent fiscal year for which those statements have been filed.

We are also incorporating by reference all subsequent annual reports on Form 20-F that we file with the Commission and certain reports on Form 6-K that we furnish to the Commission after the date of this prospectus (if they state that they are incorporated by reference into this prospectus) until we file a post-effective amendment indicating that the offering of the securities made by this prospectus has been terminated. In all cases, you should rely on the later information over different information included in this prospectus or the prospectus supplement.

We will provide, free of charge upon written or oral request, to each person to whom this prospectus is delivered, including any beneficial owner of the securities, a copy of any or all of the information that has been incorporated by reference into this prospectus, but which has not been delivered with the prospectus. Requests for such information should be made to us at the following address:

Clarendon House
2 Church Street, Hamilton HM 11
Bermuda
Phone: +1 (441) 299-4912
Fax: +1 (441) 298-7800
Email info@dhtankers.com

You should assume that the information appearing in this prospectus and any accompanying prospectus supplement, as well as the information we previously filed with the Commission and incorporated by reference, is accurate as of the dates on the front cover of those documents only. Our business, financial condition and results of operations and prospects may have changed since those dates.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains certain forward-looking statements and information relating to us that are based on beliefs of our management as well as assumptions made by us and information currently available to us. When used in this document, words such as “believe”, “intend”, “anticipate”, “estimate”, “project”, “forecast”, “plan”, “potential”, “will”, “may”, “should” and “expect” and similar expressions are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. These statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. We may also from time to time make forward-looking statements in our periodic reports that we will file with the Commission, other information sent to our security holders and other written materials. We caution that assumptions, expectations, projections, intentions and beliefs about future events may and often do vary from actual results and the differences can be material. The reasons for this include the risks, uncertainties and factors described under “Risk Factors” on page 5 of this prospectus as well as those appearing under the heading “Item 3. Key Information—D. Risk Factors” in our 2013 Form 20-F.

These forward-looking statements represent our estimates and assumptions only as of the date of this prospectus and are not intended to give any assurance as to future results. Factors that might cause results to differ include, but are not limited to, the following:

●	future payments of dividends and the availability of cash for payment of dividends;

●	future operating or financial results, including with respect to the amount of charter hire and freight revenue that we may receive from operating our vessels;

●	statements about future, pending or recent acquisitions, business strategy, areas of possible expansion and expected capital spending or operating expenses;

●	statements about tanker industry trends, including charter rates and vessel values and factors affecting vessel supply and demand;

●	expectations about the availability of vessels to purchase, the time which it may take to construct new vessels or vessels’ useful lives;

●	expectations about the availability of insurance on commercially reasonable terms;

●	our and our subsidiaries’ ability to comply with operating and financial covenants and to repay their debt under the secured credit facilities;

●	our ability to obtain additional financing and to obtain replacement charters for our vessels;

●	assumptions regarding interest rates;

●	changes in production of or demand for oil and petroleum products, either globally or in particular regions;

●	greater than anticipated levels of newbuilding orders or less than anticipated rates of scrapping of older vessels;

●	changes in trading patterns for particular commodities significantly impacting overall tonnage requirements;

●	changes in the rate of growth of the world and various regional economies;

●	risks incident to vessel operation, including discharge of pollutants; and

●	unanticipated changes in laws and regulations.

We undertake no obligation to publicly update or revise any forward-looking statements contained in this prospectus, whether as a result of new information, future events or otherwise, except as required by law. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur, and our actual results could differ materially from those anticipated in these forward-looking statements.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8.  Indemnification of Directors and Officers.

Our amended and restated bylaws provide that we shall, subject to the limitations contained in the Marshall Islands Business Corporation Act, as amended from time to time, indemnify all persons whom we may indemnify pursuant thereto.

Item 9. Exhibits.

The exhibits listed in the following table have been filed as part of this registration statement.

Number	Exhibit Description

1.1	Form of Underwriting Agreement (for equity securities)*
4.1	Form of Warrant*
4.2	Form of Warrant Agreement*
4.3	Form of Rights Agreement*
5.1	Opinion of Reeder & Simpson P.C.
8.1	Tax Opinion of Cravath, Swaine & Moore LLP
12.1	Ratio of Earnings to Combined Fixed Charges and Preferred Dividends
21.1	List of Subsidiaries of DHT Holdings, Inc.
23.1	Consent of Deloitte AS
23.2	Consent of Ernst & Young AS
23.3	Consent of Reeder & Simpson P.C. (contained in Exhibit 5.1)
23.4	Consent of Cravath, Swaine & Moore LLP (contained in Exhibit 8.1)
24.1	Powers of Attorney (included on signature page)

* To be filed, if necessary, as an exhibit to a post-effective amendment to this registration statement or as an exhibit to a Report on Form 6-K to be filed by the registrant in connection with a specific offering and incorporated herein by reference.

Item 10. Undertakings.

                The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

provided, however, that paragraphs (i), (ii) and (iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)
To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(4)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(5)
To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (5) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act, or Rule 3-19 under the Securities Act if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Form F-3.

(6)	That, for the purpose of determining liability under the Securities Act, to any purchaser:

(i)
Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of this registration statement as of the date the filed prospectus was deemed part of and included in this registration statement.

(ii)
Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of this registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in this registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(7)
That, for the purpose of determining liability of the registrant under the Securities Act, to any purchaser in the initial distribution of the securities:
The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

	(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

	(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

	(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(8)
That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Oslo, Norway, on March 4, 2014.

DHT HOLDINGS, INC.,

by
/s/ Eirik Ubøe
Eirik Ubøe
Chief Financial Officer
(Principal Financial and Accounting Officer)

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Eirik Ubøe his or her true and lawful attorney-in-fact and agent, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Svein Moxnes Harfjeld	Chief Executive Officer (Principal Executive Officer)	March 4, 2014
Svein Moxnes Harfjeld
/s/ Eirik Ubøe	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	March 4, 2014
Eirik Ubøe
/s/ Erik A. Lind	Chairman and Director	March 4, 2014
Erik A. Lind
/s/ Robert N. Cowen	Director	March 4, 2014
Robert N. Cowen
/s/ Einar Michael Steimler	Director	March 4, 2014
Einar Michael Steimler
/s/ Rolf Wikborg	Director	March 4, 2014
Rolf Wikborg
/s/ Donald J. Puglisi	Authorized Representative in the United States	March 4, 2014
Donald J. Puglisi Managing Director Puglisi & Associates

DHT Holdings, Inc.

$1,000,000,000

PROSPECTUS

              , 2014